EXHIBIT 29



                                POWER OF ATTORNEY



           The undersigned, Security Capital Shopping Mall Business Trust, a Maryland real estate investment trust (the "Trust"), does hereby make, constitute and appoint each of the following persons as the Trust's true and lawful agent and attorney-in-fact (each hereinafter sometimes referred to as the "Attorney") to act in the name and on behalf of the Trust for and with respect to the matters hereinafter described.

           Name of Attorney(s): Mark Kaplow and Kevin Korsh

           Each Attorney (acting alone) shall have the power and authority to do the following:

           To execute and deliver any Schedule 13D, Schedule 13G or Forms 3, 4 or 5 or any amendments thereto required to be filed with Securities and Exchange Commission under the Securities Exchange Act of 1934 on behalf of the Trust with regard to any securities owned by the Trust or any of its subsidiaries.

           And the Trust hereby grants and gives each Attorney (acting alone) the power and authority to do any and every act and to exercise any and every power that the Trust might or could do with respect to the foregoing and that the Attorney shall deem proper and advisable, the Trust intending to vest in the Attorney a full power of attorney for the purposes aforesaid, and the Trust hereby ratifies and confirms all prior acts of each Attorney on behalf of the Trust in connection with the aforesaid purposes.

           And in connection with the foregoing, to execute all documents, acknowledgments, consents and other agreements and to take such further action as may be necessary or convenient for the Trust in order to more effectively carry out the intent and purpose of the foregoing powers.

           Agreements, documents, instruments and other writings executed by the Attorney in accordance with the terms hereof shall be binding upon the Trust without attestation and without affixation of the seal of the Trust. The power of attorney conferred hereby shall not be delegable by the Attorney. The Attorney shall serve without compensation for acting in the capacity of agent and attorney-in-fact hereunder.

           This Power of Attorney and the authority of the Attorney hereunder shall automatically terminate on December 31, 2004.

                     IN WITNESS WHEREOF, the Trust has caused this Power of Attorney to be executed, attested, and its corporate seal affixed pursuant to authority granted by the trustees of the Trust as of April 30, 2003.


                                 SECURITY CAPITAL SHOPPING MALL BUSINESS TRUST

                                 By: /s/ Joseph Parsons
                                     -----------------------------------------
                                     Joseph Parsons,
                                     President
/s/ Mark Kaplow
------------------------------
Mark Kaplow,
Assistant Secretary

State of Connecticut     )
                         )  SS:  Stamford
County of Fairfield      )


Before me, a Notary Public, personally appeared Joseph Parsons and Mark Kaplow, known to me to be the President and Assistant Secretary, respectively, of Security Capital Shopping Mall Business Trust, who each executed the foregoing and attached Certificate pursuant to authority granted by the trustees of said Trust.



                                             /s/ Valerie Benedetto
                                             ---------------------------------
                                             Notary Public



My commission expires:  March 31, 2008



Dated:  April 30, 2003